Filed pursuant to Rule 424(b)(3)
File No. 333-230322

TIAA REAL ESTATE ACCOUNT

SUPPLEMENT NO. 1
Dated February 4, 2020 to the Prospectus dated May 1, 2019

This prospectus supplement should be read in conjunction with the TIAA Real Estate Account’s prospectus, dated May 1, 2019, as supplemented to date, which is collectively referred to herein as the “prospectus.” This prospectus supplement is qualified in its entirety by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.
Recent transactions
The following describes property, property-related and financing transactions by the Account between April 16, 2019 and December 31, 2019. Except as noted, the expenses for operating the properties purchased are either borne or reimbursed, in whole or in part, by the property tenants, although the terms vary under each lease. The Account is responsible for operating expenses not reimbursed under the terms of a lease.
Real Estate Properties and Joint Ventures
Westside Centre—Huntsville, AL
On April 16, 2019, the Account sold an 85% interest in a retail property within the SITE Centers Corp investment portfolio in Huntsville, Alabama for $29.8 million (the Account's share), realizing a loss of $48.8 million on the sale. The majority of the realized loss was previously recognized as unrealized losses in the Account’s Consolidated Statements of Operations.
Sole at Brandon—Riverview, FL
On May 8, 2019, the Account purchased an apartment property in Riverview, Florida for $77.6 million.
District on La Frontera—Austin, TX
On May 15, 2019, the Account purchased an apartment property in Austin, Texas for $73.8 million.
I-35 Logistics Center—Fort Worth, TX
On June 4, 2019, the Account purchased a 95% interest in land in Fort Worth, Texas for $9.6 million (the Account’s share).
101 N. Tryon Street—Charlotte, NC
On June 14, 2019, the Account purchased an 85% interest in an office property in Charlotte, North Carolina for $113.4 million (the Account’s share).
Vista Station Office Portfolio—Draper, UT
On June 26, 2019, the Account purchased an office property in Draper, Utah for $111.2 million.
Riverside 202 Industrial—Phoenix, AZ
On July 9, 2019, the Account purchased an industrial property in Phoenix, Arizona for $29.6 million.
Campus Pointe 6 —San Diego, CA
On July 9, 2019, the Account purchased a 45% interest in an office property in San Diego, California for $111.9 million (the Account’s share).
Campus Pointe 5 —San Diego, CA
On July 26, 2019, the Account purchased a 45% interest in an office property in San Diego, California for $37.2 million (the Account’s share).
55 Second Street—San Francisco, CA
On August 21, 2019, the Account sold an office property in San Francisco, California for $400.1 million, realizing a gain of $106.3 million on the sale. The majority of the realized gains was previously recognized as unrealized gains in the Account’s Consolidated Statements of Operations.

Storage Portfolio III (Southwest)—Various, U.S.A.
On August 23, 2019, the Account purchased a 90% interest in a portfolio of storage facilities throughout the southwestern region of the United States for $18.4 million (the Account's share).
Almond Avenue—Fontana, CA
On August 28, 2019, the Account purchased land in Fontana, California for $8.8 million.
Township Apartments—Redwood City, CA
On September 12, 2019, the Account sold an apartment property in Redwood City, California for $88.1 million, realizing a gain of $4.7 million on the sale. The majority of the realized gain was previously recognized as unrealized gains in the Account’s Consolidated Statements of Operations.
Fourth and Madison—Seattle, WA
On September 26, 2019, the Account sold 49% of its ownership in Fourth and Madison, an office property in Seattle, Washington for $295.3 million. The 51% interest in the property retained by the Account was transferred to a joint venture, T-C 4th & Madison, LLC. The value of the 51% interest transferred to the joint venture was $307.5 million. The Account realized a gain of $189.0 million from the transactions, the majority of which had previously been recognized as unrealized gains in the Account’s Consolidated Statements of Operations.
Cabana Beach Gainesville—Gainesville, FL
On September 27, 2019, the Account purchased a 97% interest in an apartment property in Gainesville, Florida for $64.4 million (the Account’s share).
350 Washington—Boston, MA
On October 11, 2019, the Account purchased a retail property in Boston, Massachusetts for $134.4 million.
Henley at Kingstowne—Alexandria, VA
On November 1, 2019, the Account purchased an apartment property in Alexandria, Virginia for $102.9 million.
101 Pacific Coast Highway—El Segundo, CA
On November 15, 2019, the Account purchased an office property in El Segundo, California for $96.4 million.
Terra House—San Jose, CA
On November 15, 2019, the Account purchased an apartment property in San Jose, California for $145.4 million.
425 Park Avenue—New York, NY
On November 25, 2019, the Account sold a ground lease in New York, New York for $598.6 million, realizing a gain of $280.7 million on the sale. The majority of the realized gain was previously recognized as unrealized gains in the Account’s Consolidated Statements of Operations.
Hilton Dallas Lincoln Center—Dallas, TX
On December 5, 2019, the Account purchased a hotel property in Dallas, Texas for $74.4 million.
150 Industrial Road—San Carlos, CA
On December 6, 2019, the Account purchased a 98% interest in an office property in San Carlos, California for $98.1 million (the Account’s share).
Weston Business Center—Weston, FL
On December 10, 2019, the Account sold Building B within Weston Business Center, an industrial property in Weston, Florida for $31.7 million, realizing a loss of $1.5 million on the sale. The majority of the realized loss was previously recognized as unrealized losses in the Account’s Consolidated Statements of Operations.
Creekside Alta Loma—Rancho Cucamonga, CA
On December 19, 2019, the Account purchased an apartment property in Rancho Cucamonga, California for $85.3 million.

Barrett Pavilion—Kennesaw, GA
On December 20, 2019, the Account sold an 85% interest in a retail property within the SITE Centers Corp investment portfolio in Kennesaw, Georgia for $35.2 million (the Account’s share), realizing a loss of $62.0 million on the sale. The majority of the realized loss was previously recognized as unrealized losses in the Account’s Consolidated Statements of Operations.
12910 Mulberry Drive Industrial—Whittier, CA
On December 20, 2019, the Account sold an industrial property in Whittier, California for $26.8 million, realizing a gain of $4.4 million on the sale. The majority of the realized gain was previously recognized as unrealized gains in the Account’s Consolidated Statements of Operations.
Loans Receivable
Park Avenue Tower—New York, NY
On April 22, 2019, the Account entered into an $85.0 million mezzanine loan receivable secured by the borrower’s ownership interest in Park Avenue Tower, an office property in New York, New York. The loan has an interest rate of 4.35% + LIBOR and a maturity date of March 9, 2024.
BREP VIII Industrial Loan Facility—Sparks, NV
On May 1, 2019, the Account entered into a $43.6 million mezzanine loan receivable secured by the borrower’s ownership interest in an industrial property in Sparks, Nevada. The loan has an interest rate of 5.00% + LIBOR and a maturity date of March 9, 2026.
San Diego Office Portfolio—San Diego, CA
On July 26, 2019, the Account entered into a $62.5 million mezzanine loan receivable secured by the borrower’s ownership interest in San Diego Office Portfolio, an office portfolio in San Diego, California. The loan has an interest rate of 2.45% + LIBOR and a maturity date of August 9, 2022.
MRA Hub 34 Holding, LLC—Long Island City, NY
On August 26, 2019, the Account entered into a $36.5 million mezzanine loan receivable secured by the borrower’s ownership interest in an office property in Long Island City, New York. The loan has an interest rate of 2.50% + LIBOR and a maturity date of September 1, 2022.
SoNo Collection—Norwalk, CT
On September 17, 2019, the Account entered into a $60.0 million mezzanine loan receivable secured by the borrower’s ownership interest in SoNo Collection, a retail property in Norwalk, Connecticut. The loan has an interest rate of 6.75% + LIBOR and a maturity date of August 6, 2021.
THP Student Housing, LLC—Gainesville, FL
On September 27, 2019, the Account entered into a $32.9 million mezzanine loan receivable secured by the borrower’s ownership interest in an apartment property in Gainesville, Florida. The loan has an interest rate of 3.20% and a maturity date of September 1, 2024.
Liberty Park—Herndon, VA
On October 24, 2019, the Account entered into a $65.5 million mezzanine loan receivable secured by the borrower’s ownership interest in Liberty Park, an office property in Herndon, Virginia. The loan has an interest rate of 2.30% + LIBOR and a maturity date of November 9, 2021.
On December 27, 2019, the Account sold its $49.1 million position in the senior mezzanine note. Concurrent with the sale of the senior mezzanine position, the interest rate on the junior mezzanine position retained by the Account was modified to 6.080%.
Colony New England Hotel Portfolio—Boston, MA
On November 8, 2019, the Account entered into a $135.3 million mezzanine loan receivable secured by the borrower’s ownership interest in Colony New England Hotel Portfolio, a hotel portfolio in Boston, Massachusetts. The loan has an interest rate of 2.80% + LIBOR and a maturity date of November 9, 2022.
Exo Apartments—Reston, VA
On December 10, 2019, the Account entered into a $135.5 million mezzanine loan receivable secured by the borrower’s ownership interest in an apartment property in Reston, Virginia. The loan has an interest rate of 2.30% + LIBOR and a maturity date of January 9, 2023.

Financings
District on La Frontera—Austin, TX
On May 15, 2019, concurrent with the purchase of an apartment property, the Account assumed two mortgage loans in the amounts of $39.6 million and $4.4 million. The interest rate on the loans are 3.84% and 4.96%, respectively, both with a maturity date of December 1, 2024.
101 N. Tryon Street—Charlotte, NC
On June 14, 2019, 101 N. Tryon Street, LLC, a joint venture investment in which the Account holds a 85% interest, assumed mortgage debt in the amount of $69.0 million (the Account’s share). The loan has an interest rate of 1.75% + LIBOR and a maturity date of June 1, 2024.
DDRTC Holdings Pool 3—Various, U.S.A.
On June 26, 2019, the Account extinguished an 85% interest in a $131.2 million mortgage loan (the Account's share) associated with SITE Centers Corp.
DDRTC Holdings Pool 5—Various, U.S.A.
On June 26, 2019, the Account extinguished an 85% interest in a $134.6 million mortgage loan (the Account's share) associated with SITE Centers Corp.
Vista Station Office Portfolio—Draper, UT
On June 26, 2019, concurrent with the purchase of an office property, the Account assumed two mortgage loans in the amounts of $45.2 million and $20.8 million. The interest rate on the loans are 4.20% and 4.00%, respectively, with maturity dates of November 1, 2025 and July 1, 2025, respectively.
Mass Court—Washington, D.C.
On July 30, 2019, the Account extinguished an $89.2 million loan associated with the property.
55 Second Street—San Francisco, CA
On August 21, 2019, concurrent with the sale of an office property, the Account extinguished a $137.5 million loan.
San Diego Office Portfolio—San Diego, CA
On August 28, 2019, the Account entered into a new loan with a principal amount of $47.5 million, secured by a debt asset. The loan has an interest rate of 3.62% and a maturity date of August 15, 2022.
Township Apartments—Redwood City, CA
On September 12, 2019, concurrent with the sale of an apartment property, the Account extinguished a $49.0 million loan.
Fourth and Madison—Seattle, WA
On September 26, 2019, concurrent with the sale of 49% of the Account’s ownership in Fourth and Madison, the Account assigned $139.9 million of the outstanding balance of the mortgage to the buyer, representing 49% of the original debt. The remaining $145.5 million of principal retained by the Account was subsequently assigned to the joint venture T-C 4th & Madison Member, LLC, concurrent with the transfer of the Account’s 51% interest in the property to the joint venture.
Cabana Beach Gainesville—Gainesville, FL
On September 27, 2019, THP Cabana Beach Gainesville, LLC, a joint venture investment in which the Account holds a 97% interest, assumed mortgage debt in the amount of $31.9 million (the Account’s share). The loan has an interest rate of 3.20% and a maturity date of September 1, 2024.
DDRTC Holdings Pool 1—Various, U.S.A.
On October 29, 2019, the Account extinguished an 85% interest in a $96.6 million mortgage loan (the Account's share) associated with SITE Centers Corp.
Henley at Kingstowne—Alexandria, VA
On November 1, 2019, concurrent with the purchase of an apartment property, the Account assumed mortgage debt in the amount of $71.0 million. The debt has an interest rate of 3.60% and a maturity date of May 1, 2025.

4 A40740 (2/20)